Exhibit 99.2

US Airways, Inc.

Condensed Consolidated Statements of Operations

(In millions) (Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating revenues:
Mainline passenger	$7,733	$7,985
Regional passenger	2,511	2,577
Cargo	96	122
Other	1,114	1,211

Total operating revenues	11,454	11,895
Operating expenses:
Aircraft fuel and related taxes	1,580	2,708
Salaries, wages and benefits	2,450	2,162
Regional expenses	2,296	2,581
Maintenance, materials and repairs	584	497
Other rent and landing fees	465	444
Aircraft rent	265	300
Selling expenses	363	352
Depreciation and amortization	285	301
Special items, net	260	186
Other	958	930

Total operating expenses	9,506	10,461

Operating income	1,948	1,434
Nonoperating income (expense):
Interest income	10	8
Interest expense, net of capitalized interest	(191)	(201)
Other, net	(4)	(16)

Total nonoperating expense, net	(185)	(209)

Income before income taxes	1,763	1,225
Income tax provision	656	4

Net income	$1,107	$1,221

See accompanying notes to condensed consolidated financial statements.

US Airways, Inc.

Condensed Consolidated Statements of Comprehensive Income

(In millions)(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Net income	$1,107	$1,221

Other comprehensive loss:
Defined benefit pension plans and retiree medical	(3)	(3)

Total comprehensive income	$1,104	$1,218

See accompanying notes to condensed consolidated financial statements.

US Airways, Inc.

Condensed Consolidated Balance Sheets

(In millions, except shares and per share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets
Cash	$181	$199
Short-term investments	2,449	3,016
Restricted cash and short-term investments	53	124
Accounts receivable, net	336	324
Receivables from related parties, net	1,024	933
Aircraft fuel, spare parts and supplies, net	320	294
Prepaid expenses and other	367	912

Total current assets	4,730	5,802
Operating property and equipment
Flight equipment	6,830	6,206
Ground property and equipment	547	545
Equipment purchase deposits	23	102

Total property and equipment, at cost	7,400	6,853
Less accumulated depreciation and amortization	(587)	(347)

Total property and equipment, net	6,813	6,506
Other assets
Goodwill	4,090	4,090
Intangibles, net of accumulated amortization of $106 million and $71 million, respectively	1,390	1,425
Other assets	489	267

Total other assets	5,969	5,782

Total assets	$17,512	$18,090

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current maturities of long-term debt and capital leases	$500	$477
Accounts payable	213	287
Payables to related parties, net	—	73
Accrued salaries and wages	401	476
Air traffic liability	438	1,263
Frequent flyer liability	—	984
Other accrued liabilities	713	777

Total current liabilities	2,265	4,337
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	5,062	4,945
Pension and postretirement benefits	123	122
Deferred gains and credits, net	446	558
Other liabilities	1,611	1,303

Total noncurrent liabilities	7,242	6,928
Commitments and contingencies
Stockholder’s equity
Common stock, $1 par value; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	5,618	5,542
Accumulated other comprehensive loss	(12)	(8)
Retained earnings	2,399	1,291

Total stockholder’s equity	8,005	6,825

Total liabilities and stockholder’s equity	$17,512	$18,090

See accompanying notes to condensed consolidated financial statements.

US Airways, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Net cash provided by (used in) operating activities	$(216)	$730
Cash flows from investing activities:
Capital expenditures and aircraft purchase deposits	(602)	(1,027)
Purchases of short-term investments	(2,655)	(1,076)
Sales of short-term investments	3,223	1,104
Decrease in restricted cash and short-term investments	71	110
Net proceeds from slot transaction	—	8
Proceeds from sale of property and equipment	—	19

Net cash provided by (used in) investing activities	37	(862)
Cash flows from financing activities:
Payments on long-term debt and capital leases	(277)	(403)
Proceeds from issuance of long-term debt	409	559
Deferred financing costs	(5)	(2)
Funds transferred to affiliates, net	—	(176)
Other financing activities	34	15

Net cash provided by (used in) financing activities	161	(7)

Net decrease in cash	(18)	(139)
Cash at beginning of period	199	303

Cash at end of period	$181	$164

Supplemental information:
Interest paid, net of amounts capitalized	153	156
Income taxes paid	8	2

See accompanying notes to condensed consolidated financial statements.

US Airways, Inc.

Notes to Condensed Consolidated Financial Statements

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of US Airways, Inc. (“US Airways”) should be read in conjunction with the consolidated financial statements for the year ended December 31, 2014. US Airways is a wholly owned subsidiary of US Airways Group, Inc. (“US Airways Group”), which is a wholly owned subsidiary of American Airlines Group Inc. (“AAG”).

On December 9, 2013 (the “Effective Date”), US Airways Group became a wholly owned subsidiary of AAG, a Delaware corporation, as a result of the merger of AMR Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of AAG, with and into US Airways Group (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of February 13, 2013, entered into by and among AMR Corporation, US Airways Group and Merger Sub (as amended, the “Merger Agreement”).

Management believes that all adjustments necessary for the fair presentation of results, consisting of normally recurring items, have been included in the unaudited condensed consolidated financial statements for the interim periods presented. The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The most significant areas of judgment relate to passenger revenue recognition, impairment of goodwill, impairment of long-lived and intangible assets and the deferred tax asset valuation allowance. US Airways’ accumulated other comprehensive loss balances at September 30, 2015 and December 31, 2014 are related to other postretirement benefits.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 completes the joint effort by the FASB and International Accounting Standards Board (“IASB”) to improve financial reporting by creating common revenue recognition guidance for GAAP and International Financial Reporting Standards (“IFRS”). ASU 2014-09 applies to all companies that enter into contracts with customers to transfer goods or services. ASU 2014-09 is effective for public entities for interim and annual reporting periods beginning after December 15, 2016. On July 9, 2015, the FASB issued ASU 2015-14, which deferred the effective date of this new standard to periods beginning after December 15, 2017 for public entities. Early application is permitted, but not before interim and annual reporting periods beginning after December 15, 2016. Entities have the choice to apply ASU 2014-09 either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying ASU 2014-09 at the date of initial application and not adjusting comparative information. US Airways is currently evaluating the requirements of ASU 2014-09 and has not yet determined its impact on US Airways’ condensed consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The update requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. The update is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. ASU 2015-03 is not expected to have a material impact on US Airways’ condensed consolidated financial statements.

2. Special Items

Special items, net on the condensed consolidated statements of operations are as follows (in millions):

	Nine Months Ended September 30,
	2015	2014
Mainline operating special items, net (a)	$260	$186

(a)

The 2015 mainline operating special items totaled a net charge of $260 million, which principally included $232 million of Merger integration expenses related to information technology, professional fees, severance, share-based compensation, fleet restructuring, re-branding of aircraft and airport facilities, relocation and training, as well as a net $35 million charge related to AAG’s new pilot joint collective bargaining agreement.

The 2014 mainline operating special items totaled a net charge of $186 million, which principally included $193 million of Merger integration expenses related to information technology, alignment of labor union contracts, professional fees, severance and retention, share-based compensation, re-branding of aircraft and airport facilities, relocation and training.

The following additional amounts are also included in the condensed consolidated statements of operations (in millions):

	Nine Months Ended September 30,
	2015	2014
Regional operating special items, net (a)	$6	$—
Nonoperating special items, net (b)	—	8
Income tax special items, net (c)	2	2

(a)	The 2015 regional operating special items principally related to Merger integration expenses.
(b)	The 2014 nonoperating special items totaled a net charge of $8 million, which was primarily due to early debt extinguishment costs.
(c)	The 2015 and 2014 tax special items were the result of non-cash deferred income tax provisions related to certain indefinite-lived intangible assets.

3. Debt

Long-term debt and capital lease obligations included in the condensed consolidated balance sheets consisted of (in millions):

	September 30, 2015	December 31, 2014
Secured
2013 Citicorp credit facility tranche B-1, variable interest rate of 3.50%, installments through 2019	$980	$990
2013 Citicorp credit facility tranche B-2, variable interest rate of 3.00%, installments through 2016	588	594
Equipment loans and other notes payable, fixed and variable interest rates ranging from 1.59% to 8.48%, maturing from 2015 to 2027	1,392	1,092
Aircraft enhanced equipment trust certificates (“EETCs”), fixed interest rates ranging from 3.95% to 9.75%, maturing from 2015 to 2025	2,608	2,757
Other secured obligations, fixed interest rate of 3.60%, maturing in 2018	5	1

Total long-term debt and capital lease obligations	5,573	5,434
Total unamortized net discount on debt	(11)	(12)
Current maturities	(500)	(477)

Long-term debt and capital lease obligations, net of current maturities	$5,062	$4,945

Other Aircraft Financing Transactions

In 2015, US Airways entered into loan agreements to borrow $409 million in connection with the financing of certain aircraft. The notes mature in 2022 through 2027 and bear interest at a rate of LIBOR plus an applicable margin.

4. Income Taxes

At December 31, 2014, US Airways had approximately $571 million of gross NOL Carryforwards to reduce future federal taxable income, substantially all of which are expected to be available for use in 2015. The federal NOL Carryforwards will expire beginning in 2028 if unused. These NOL Carryforwards include an unrealized tax benefit of $137 million related to the implementation of share-based compensation accounting guidance that will be recorded in equity when realized. US Airways also had approximately $274 million of NOL Carryforwards to reduce future state taxable income at December 31, 2014, which will expire in years 2015 through 2033 if unused. US Airways’ ability to deduct its NOL Carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 where an “ownership change” has occurred. The Merger resulted in an ownership change on December 9, 2013. Substantially all of US Airways’ remaining federal NOL Carryforwards are subject to limitation under Section 382; however, US Airways’ ability to utilize such NOL Carryforwards is not anticipated to be effectively constrained as a result of such limitation. Similar limitations may apply for state income tax purposes. US Airways’ ability to utilize any new NOL Carryforwards arising after the ownership change is not affected by the annual limitation rules imposed by Section 382 unless another ownership change occurs.

At December 31, 2014, US Airways had an Alternative Minimum Tax (AMT) credit carryforward of approximately $20 million available for federal income tax purposes, which is available for an indefinite period. At December 31, 2014, the federal capital loss and state valuation allowances were $19 million and $20 million, respectively.

For the nine months ended September 30, 2015, US Airways utilized NOL Carryforwards to offset its taxable income. Historically, utilization of NOL Carryforwards reduced US Airways’ net deferred tax asset and in turn resulted in the release of its valuation allowance, which offset US Airways’ tax provision dollar for dollar. In the fourth quarter of 2014, US Airways’ pre-tax income and NOL Carryforward utilization resulted in the use of its remaining valuation allowance associated with federal income taxes. Accordingly, with no remaining federal valuation allowance to release, US Airways recorded $621 million of non-cash deferred federal income tax expense for the nine month period ending September 30, 2015. In addition, in the second quarter of 2015, US Airways pre-tax income and NOL Carryforward utilization resulted in the use of its remaining valuation allowance associated with state income taxes. Accordingly, with no remaining state valuation allowance to release, US Airways recorded non-cash deferred state income tax expense of $24 million for the nine month period ending September 30, 2015.

For the each of the nine months ended September 30, 2015 and 2014, US Airways recorded a special $2 million non-cash deferred income tax provision related to certain indefinite-lived intangible assets. In addition, for the nine months ended September 30, 2015 and 2014, US Airways recorded $9 million and $2 million, respectively, of state and international income tax expense related to certain states and other jurisdictions where NOLs were limited or unavailable to be used.

5. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

US Airways utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. US Airways’ short-term investments classified as Level 2 primarily utilize broker quotes in a non-active market for valuation of these securities. No changes in valuation techniques or inputs occurred during the nine months ended September 30, 2015.

Assets and liabilities measured at fair value on a recurring basis are summarized below (in millions):

	Fair Value Measurements as of September 30, 2015
	Total	Level 1	Level 2	Level 3
Short-term investments (1), (2):
Money market funds	$65	$65	$—	$—
Corporate obligations	1,514	—	1,514	—
Bank notes / certificates of deposit / time deposits	870	—	870	—

	2,449	65	2,384	—
Restricted cash and short-term investments (1)	53	53	—	—

Total	$2,502	$118	$2,384	$—

(1)	Unrealized gains or losses on short-term investments and restricted cash and short-term investments are recorded in accumulated other comprehensive loss at each measurement date.
(2)

All short-term investments are classified as available-for-sale and stated at fair value. In addition, all short-term investments mature in one year or less except for $412 million of corporate obligations and $287 million of bank notes/certificates of deposit/time deposits.

There were no Level 1 to Level 2 transfers during the nine months ended September 30, 2015.

Fair Value of Debt

The fair value of US Airways’ long-term debt was estimated using quoted market prices or discounted cash flow analyses, based on US Airways’ current estimated incremental borrowing rates for similar types of borrowing arrangements. If US Airways’ long-term debt was measured at fair value, it would have been classified as Level 2 in the fair value hierarchy.

The carrying value and estimated fair value of US Airways’ long-term debt, including current maturities, were as follows (in millions):

	September 30, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt, including current maturities	$5,562	$5,736	$5,422	$5,627

6. Regional Expenses

Expenses associated with affiliate regional airlines operating under the brand name US Airways Express are classified as regional expenses on the consolidated statements of operations. Regional expenses consist of the following (in millions):

	Nine Months Ended September 30,
	2015	2014
Aircraft fuel and related taxes	$461	$786
Salaries, wages and benefits	106	99
Capacity purchases from third-party regional carriers	1,366	1,376
Other rent and landing fees	114	111
Selling expenses	130	122
Depreciation and amortization	12	8
Special items, net	6	—
Other	101	79

Total regional expenses	$2,296	$2,581

7. Legal Proceedings

DOJ Antitrust Civil Investigative Demand. In June 2015, US Airways received a Civil Investigative Demand (CID) from the United States Department of Justice (DOJ) as part of an investigation into whether there have been illegal agreements or coordination of air passenger capacity. The CID seeks documents and other information from US Airways, and other airlines have announced that they have received similar requests. US Airways intends to cooperate fully with the DOJ investigation. In addition, subsequent to announcement of the delivery of CIDs by the DOJ, US Airways, along with Delta Air Lines, Inc., Southwest Airlines Co., United Airlines, Inc. and, in the case of litigation filed in Canada, Air Canada, have been named as defendants in approximately 100 putative class action lawsuits alleging unlawful agreements with respect to air passenger capacity. The U.S. lawsuits were the subject of multiple motions to consolidate them in a single forum, and they have now been consolidated in the Federal District Court for the District of Columbia. Both the DOJ process and these lawsuits are in their very early stages and US Airways intends to defend the lawsuits vigorously.

Private Party Antitrust Action. On July 2, 2013, a lawsuit captioned Carolyn Fjord, et al., v. US Airways Group, Inc., et al., was filed in the United States District Court for the Northern District of California. The complaint named as defendants US Airways Group and US Airways, and alleged that the effect of the Merger may be to substantially lessen competition or tend to create a monopoly in violation of Section 7 of the Clayton Antitrust Act. The relief sought in the complaint included an injunction against the Merger, or divestiture. On August 6, 2013, the plaintiffs re-filed their complaint in the Bankruptcy Court, adding AMR and American as defendants, and on October 2, 2013, dismissed the initial California action. On November 27, 2013, the Bankruptcy Court denied plaintiffs’ motion to preliminarily enjoin the Merger. On August 19, 2015, after three previous largely unsuccessful attempts to amend their complaint, plaintiffs filed a fourth motion for leave to file an amended and supplemental complaint to add a claim for damages and demand for jury trial, as well as claims similar to those in the putative class action lawsuits regarding air passenger capacity. Thereafter, plaintiffs filed a request with the Judicial Panel on Multidistrict Litigation (JPML) to consolidate the Fjord matter with the putative class action lawsuits. The JPML denied that request on October 15, 2015. Plaintiffs have indicated that they will seek further relief from the JPML. US Airways believes this lawsuit is without merit and intends to vigorously defend against the allegations.

General. US Airways is also engaged in other legal proceedings from time to time. Legal proceedings can be complex and take many months, or even years, to reach resolution, with the final outcome depending on a number of variables, some of which are not within the control of US Airways. Therefore, although US Airways will vigorously defend itself in each of the actions described above and such other legal proceedings, their ultimate resolution and potential financial and other impacts on US Airways are uncertain.